EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement filed on Form S-2/A of Synthetic Blood International, Inc. (the “Company”) of our report dated June 30, 2005, appearing in the Company’s Annual Report on Form 10-K for the year ended April 30, 2005, which includes an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Post-Effective Amendment No. 1 to the Registration Statement filed on Form S-2/A.

/s/ HASKELL & WHITE LLP
HASKELL & WHITE LLP

Irvine, California

August 15, 2005